EXHIBIT 23.1

[LETTERHEAD OF WOLF & COMPANY, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Berkshire Hills Bancorp, Inc. on Form S-8 (SEC File No. 333-146604) of our report dated June 24, 2010, appearing in this Annual Report on Form 11-K of the Berkshire Bank 401(k) Plan for the year ended December 31, 2009.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts
June 24, 2010